Exhibit 23




              Consent of Independent Certified Public Accountants
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The Board of Directors
Del Webb Corporation:


We consent to incorporation by reference in the Registration Statement No. 33-6564 on Form S-8 of Del Webb Corporation of our report dated May 10, 1996, relating to the statements of net assets available for plan benefits of the Del Webb Corporation Retirement Savings Plan as of December 31, 1995 and 1994, and related statements of changes in net assets available for plan benefits for the years then ended, and related schedules, which report appears in the December 31, 1995 annual report on Form 11-K of the Del Webb Corporation Retirement Savings Plan.


                                                  KPMG Peat Marwick LLP

Phoenix, Arizona
June 28, 1996